                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Synopsys, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                                [SYNOPSYS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 3, 2000
                            ------------------------

To the Stockholders of Synopsys, Inc.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation (the "Company"), will be held on Friday, March 3, 2000, at 4:00 p.m., local time, at the Company's principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, for the following purposes:


          1. To elect nine directors to serve for the ensuing year or until their successors are elected.

          2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 200,000,000 to 400,000,000.

          3. To approve an amendment to the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,200,000 shares.

          4. To approve an amendment to the Company's 1992 Stock Option Plan (the "1992 Plan") to change the limit on the number of options and/or stock appreciation rights that may be granted to any one individual from 1,000,000 during the term of the 1992 Plan to 750,000 annually, except in the case of an individual's initial employment with the Company, in which case the individual may be granted an additional 250,000 options and/or stock appreciation rights.

          5. To approve an amendment to the 1992 Plan to (i) increase the number of shares of Common Stock authorized for issuance thereunder by 1,000,000 shares per year on the dates of the 2000, 2001 and 2002 Annual Meetings of Stockholders and (ii) extend the term of the 1992 Plan from January 2002 until January 2007.

          6. To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal 2000.

          7. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on January 5, 2000 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy (the "Proxy") as promptly as possible in the envelope enclosed. Any stockholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,

                                          /s/ Aart J. De Gaus
                                          Aart J. de Geus
                                          Chief Executive Officer &
                                          Chairman of the Board
Mountain View, California
January 26, 2000

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                [SYNOPSYS LOGO]

                           700 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 3, 2000
                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors of Synopsys, Inc., a Delaware corporation ("Synopsys" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on March 3, 2000 at the Company's principal executive offices, 700 East Middlefield Road, Mountain View, California 94043.

     These proxy solicitation materials were mailed on or about January 26, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The cost of soliciting Proxies will be borne by the Company. The Company has retained the services of Beacon Hill Partners, Inc. to assist in the solicitation of Proxies, for which it will receive a fee from the Company of approximately $3,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

REVOCABILITY OF PROXIES

     Any person giving a Proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

     Stockholders of record on January 5, 2000 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 70,243,885 shares of the Company's common stock, $.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

     Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record as of the close of business on January 5, 2000. The holders of a majority of the shares issued and outstanding, represented in person or by Proxy, shall constitute a quorum. All valid Proxies received before the meeting will be exercised. All shares represented by a Proxy will be voted, and where a stockholder specifies by means of his or her Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the Proxy, the shares will be voted in favor of the proposal. A stockholder who abstains on any or all matters will be deemed present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal (other than votes cast for the election of directors), but will be deemed not to have voted in favor of the particular matter (or matters) as to which the stockholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for a beneficial owner does not receive instructions from such beneficial owner as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than five and not more than nine persons; within that range, the Board has set the number of directors at nine persons. At the Annual Meeting, nine directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. The Board of Directors has selected nine nominees, all of whom are current directors of the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The nine candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of December 31, 1999.

                                                                    YEAR FIRST
                          NAME                            AGE    ELECTED DIRECTOR
                          ----                            ---    ----------------
Aart J. de Geus.........................................  45                1986
Andy D. Bryant..........................................  49                1999
Chi-Foon Chan...........................................  50                1998
Deborah A. Coleman......................................  47                1995
Harvey C. Jones, Jr.....................................  46                1987
William W. Lattin.......................................  59                1995
A. Richard Newton.......................................  48          1987; 1995
Sasson Somekh...........................................  53                1999
Steven C. Walske........................................  47                1991

BACKGROUND OF DIRECTORS

     DR. AART J. DE GEUS co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986 he has held a variety of positions including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992 Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986 Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.


     ANDY D. BRYANT has been a Director of Synopsys since January 1999 and currently serves as Senior Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, with responsibility for financial operations, human resources, information technology and e-business functions and activities worldwide. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987 he was promoted to Director of Finance for the corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became CFO in February of 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999. Prior to joining Intel, he held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant holds a B.A. in economics from the University of Missouri and an M.B.A. in finance from the University of Kansas.


     DR. CHI-FOON CHAN joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director of the Company in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

     DEBORAH A. COLEMAN has been a Director of Synopsys since November 1995. Ms. Coleman has been Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, since May 1994, when it was spun off from Tektronix, Inc. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment.


     HARVEY C. JONES, JR. has been a Director of Synopsys since December 1987. Mr. Jones joined the Company in December 1987 and served as President and Chief Executive Officer through December 1992. From December 1992 through January 1994 Mr. Jones served as Chairman of the Board and Chief Executive Officer. Mr. Jones continued as Chairman until his retirement in February 1998. Prior to joining Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a company he co-founded in 1981. Mr. Jones began his career at Calma, a first-generation computer aided design company acquired by General Electric, where his last position was Vice President, Business Development. Mr. Jones is a director of Remedy Corporation, an enterprise software company, and NVIDIA Corporation, a 3-D graphics processor company. As an active venture investor, Jones also serves on numerous private boards of directors. Mr. Jones holds a B.S. in mathematics and computer sciences from Georgetown University, and an M.S. from MIT's Sloan School of Management.



     DR. WILLIAM W. LATTIN has been a Director of Synopsys since July 1995. Dr. Lattin joined Synopsys in February 1994 in connection with Synopsys' merger with Logic Modeling Corporation ("LMC"). He served as Executive Vice President from July 1995 to October 1999 and continues to work for the Company on a part-time basis. From October 1994 to July 1995 he served as Senior Vice President, Corporate Marketing, and from February 1994 until October 1994 as Senior Vice President, Logic Modeling Group. From December 1992 to February 1994, Dr. Lattin served as President, Chief Executive Officer and Director of LMC, and from May 1992 to December 1992 he served as Chairman of the Board and Chief Executive Officer of LMC. From 1986 to 1992, Dr. Lattin served as Chairman of the Board of Directors, President and Chief Executive Officer of Logic Automation Inc., a predecessor of LMC. From 1975 to 1986, Dr. Lattin was employed by Intel Corporation where his last position was Vice President and General Manager of the Intel Systems Group. From 1969 to 1975, Dr. Lattin held a number of senior level positions at Motorola, Inc.

Dr. Lattin holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley, and a Ph.D. in electrical engineering from Arizona State University. Dr. Lattin is a Director of RadiSys Corporation, a supplier of embedded computers, FEI Company, a supplier of semiconductor equipment, Sitera, Inc., a supplier of intelligent network processors, and Easy Street Online Services, an internet service provider. He also serves as a Trustee of the Oregon Graduate Institute.

     DR. A. RICHARD NEWTON has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Chair of the Electrical Engineering and Computer Sciences Department. Since 1988 Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over a dozen new companies. From November 1994 to July 1995 he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which is developing display systems based on the application of micromachined silicon light-valves.

     DR. SASSON SOMEKH has been a Director of Synopsys since January 1999. He has served as Senior Vice President of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment, since December 1993. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, he was a divisional Vice President. Dr. Somekh joined Applied Materials in 1980 as a Project Manager. Dr. Somekh is a director of Scitex Corporation Ltd., which provides digital imaging products and services for graphics communication.

     STEVEN C. WALSKE has been a Director of Synopsys since December 1991. Mr. Walske has been Chairman, Chief Executive Officer and a Director of Parametric Technology Corporation, a supplier of software products for mechanical computer-aided engineering, since August 1994 and served as President and Chief Executive Officer of that company from December 1986 to August 1994.

     There are no family relationships among any executive officers, directors or persons chosen or nominated to become executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During fiscal 1999, the Board of Directors held five meetings and acted by unanimous written consent on four occasions. During such year the Committees of the Board of Directors included an Audit Committee, a Compensation Committee, a Technology Committee and a Nominating and Board Affairs Committee.

     During fiscal 1999, the Audit Committee consisted of three directors: Ms. Coleman, Mr. Jones and Dr. Somekh. Ms. Coleman and Mr. Jones served on the Audit Committee for the entire year; Dr. Somekh was appointed at the April 1999 Board meeting. The Audit Committee is primarily responsible for reviewing the Company's financial results prior to their release to the public, reviewing reports provided by, and approving the services performed by, the Company's independent auditors and reviewing the Company's accounting practices and systems of internal accounting controls. The Audit Committee held four meetings during fiscal 1999.

     During fiscal 1999, the Compensation Committee consisted of three directors: Mr. Walske, Ms. Coleman and Mr. Bryant. Mr. Walske and Ms. Coleman served on the Committee for the entire fiscal year; Mr. Bryant was appointed at the April 1999 Board meeting. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies, setting compensation levels for the Company's executive officers and administering the Company's stock option, employee stock purchase and 401(k) savings plans. The Committee held four meetings during fiscal 1999 and acted by unanimous written consent on six occasions.


     During fiscal 1999, the Technology Committee consisted of two directors:
Dr. Newton and Dr. Somekh. Dr. Newton served on the Committee for the entire fiscal year; Dr. Somekh was appointed at the January 1999 Board meeting. The Technology Committee advises the Board on long-term technology strategy and industry development issues. The Committee held six meetings during the year.

     During fiscal 1999, the Nominating and Board Affairs Committee consisted of two directors: Dr. de Geus and Dr. Lattin. The Committee's charter is to identify and recruit candidates for the Board and to make recommendations regarding board of directors' best practices. The Committee also considers stockholders nominations for the Board that are made in the manner provided in the Company's Bylaws. See "ADDITIONAL INFORMATION -- Deadline for Receipt of Stockholder Proposals" below. The Company did not receive any such nominations for the Annual Meeting. The Committee held no meetings during the year; nominees for the Annual Meeting were determined by the full Board.

     During fiscal 1999, all directors attended at least 85% of the meetings of the Board of Directors and Committees of the Board on which they served.

DIRECTORS' COMPENSATION

     During fiscal 1999, each non-employee Board member was paid an annual retainer of $8,000, and $1,000 for each Board or Board Committee meeting attended, plus expenses.

     In addition, non-employee Board members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy, six non-employee Board members were eligible to participate in the Directors Plan.

     During fiscal 1999, Mr. Walske, Dr. Newton, Mr. Jones, Ms. Coleman, Mr. Bryant and Dr. Somekh each received automatic grants of options to purchase 10,000 shares of Common Stock on February 26, 1999, at an exercise price of $46.25 per share. Mr. Bryant and Dr. Somekh each received an option to purchase 20,833 shares of Common Stock at an exercise price of $55.125 per share in connection with their appointment to the Board on January 27, 1999. In addition, during fiscal 1999, Messrs. Walske, Newton and Jones each received options to purchase 5,000 shares of Common Stock and Ms. Coleman and Dr. Somekh each received options to purchase 10,000 shares of Common Stock, for service on Board Committees, at an exercise price of $46.25. Mr. Bryant also received an option to purchase 5,000 shares for service on a Board Committee during fiscal 1999 at an exercise price of $46.875.

     During fiscal 1999, Dr. Newton provided consulting services to the Company, for which he was paid $120,000. Under the Company's agreement with Dr. Newton, at the Company's request, Dr. Newton provides advice concerning long-term technology strategy and industry development issues, as well as providing assistance in identifying opportunities for partnerships with academia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 1999 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock on that date, (ii) each director, (iii) each of the executive officers named in "-- Executive Compensation -- Summary Compensation Table" on page 8 and (iv) all directors and current executive officers as a group.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              ------------------------
                                                                            PERCENTAGE
                NAME OF BENEFICIAL OWNER(1)                     NUMBER      OWNERSHIP
                ---------------------------                   ----------    ----------
T. Rowe Price...............................................   9,379,864(2)   13.14%
100 East Pratt Street
  Baltimore, Maryland 21202
Putnam Investments..........................................   6,298,637(2)    8.82%
  One Post Office Square
  Boston, Massachusetts 02109
Massachusetts Financial Services Company....................   5,729,476(2)    8.03%
  500 Boylston Street, 15th Floor
  Boston, Massachusetts 02116
J & W Seligman & Co., Inc...................................   4,156,520(2)    5.82%
  100 Park Avenue
  New York, NY 10017
Andy D. Bryant..............................................      35,833(3)       *
Raul Camposano..............................................      30,017(4)       *
Chi-Foon Chan...............................................     147,507(5)       *
Deborah A. Coleman..........................................      73,000(6)       *
Aart J. de Geus.............................................     737,547(7)       *
Harvey C. Jones, Jr.........................................     220,997(8)       *
William W. Lattin...........................................     128,937(9)       *
A. Richard Newton...........................................      53,078(10)       *
Robert Russo................................................           0(11)       0
Sasson Somekh...............................................      40,833(12)       *
Steven C. Walske............................................      58,200(13)       *
All directors and executive officers as a group (18
  persons)..................................................   1,773,960(14)    2.49%

---------------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes of this table.

 (2) Based on information that the Company believes to be correct as of September 1999, but that is not reflected in filings with the Commission. The Company does not know the extent to which voting or dispositive power with respect to such shares is shared.

 (3) Comprised of options to purchase 35,833 shares of Synopsys Common Stock exercisable by Mr. Bryant within 60 days of December 1, 1999.

 (4) Includes options to purchase 19,973 shares of Synopsys Common Stock exercisable by Dr. Camposano within 60 days of December 1, 1999.

 (5) Includes options to purchase 116,635 shares of Synopsys Common Stock exercisable by Dr. Chan within 60 days of December 1, 1999.

 (6) Comprised of options to purchase 73,000 shares of Synopsys Common Stock exercisable by Ms. Coleman within 60 days of December 1, 1999.

 (7) Includes options to purchase 450,375 shares of Synopsys Common Stock exercisable by Dr. de Geus within 60 days of December 1, 1999. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

 (8) Includes options to purchase 168,400 shares of Synopsys Common Stock exercisable by Mr. Jones within 60 days of December 1, 1999.

 (9) Includes options to purchase 9,457 shares of Synopsys Common Stock exercisable by Dr. Lattin within 60 days of December 1, 1999.

(10) Includes options to purchase 53,000 shares of Synopsys Common Stock exercisable by Dr. Newton within 60 days of December 1, 1999.

(11) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999. Shareholdings based on information that the Company believes to be correct as of December 1, 1999.

(12) Comprised of options to purchase 40,833 shares of Synopsys Common Stock exercisable by Dr. Somekh within 60 days of December 1, 1999.

(13) Includes options to purchase 58,000 shares of Synopsys Common Stock exercisable by Mr. Walske within 60 days of December 1, 1999.

(14) Includes options to purchase 1,249,663 shares of Synopsys Common Stock exercisable by directors and executive officers within 60 days of December 1, 1999. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

  Executive Compensation and Other Matters

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose compensation for fiscal 1999 exceeded $100,000 (the "Named Executive Officers"), for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                               ANNUAL COMPENSATION($)         COMPENSATION:
                                          ---------------------------------    SECURITIES
                                                               OTHER ANNUAL      AWARDS        ALL OTHER
                                                               COMPENSATION    UNDERLYING     COMPENSATION
        NAME AND POSITION          YEAR   SALARY    BONUS(1)      (1)(2)       OPTIONS(#)        ($)(3)
        -----------------          ----   -------   --------   ------------   -------------   ------------
Aart J. de Geus..................  1999   375,000   681,690           --         254,700          1,953
Chief Executive Officer and        1998   362,118   391,000           --         150,000          1,863
  Chairman of the Board            1997   299,231   200,363           --         200,000          1,870
Chi-Foon Chan....................  1999   375,000   681,690           --         199,200          1,653
  President and                    1998   329,615   363,000           --         125,000          1,758
  Chief Operating Officer          1997   281,914   144,441           --         165,000(4)       2,494
Raul Camposano...................  1999   300,000   300,000           --          53,000          1,950
  Senior Vice President,           1998   271,692   136,600           --          75,000          1,608
  Design Tools Group and Chief     1997   199,808    91,086           --         106,500(5)       2,071
  Technical Officer
William W. Lattin(6).............  1999   250,000   350,000           --          37,900          2,700
                                   1998   258,993   250,000           --          40,000          1,976
                                   1997   201,717    91,818           --          60,000          2,361
Robert Russo(7)..................  1999   300,000   508,140      251,760          37,200         10,398
                                   1998   289,662    78,820      366,216          30,000          1,805
                                   1997   191,327   160,188      231,600          82,000(8)       3,144

---------------
(1) Includes amounts paid in the subsequent fiscal year in respect of services rendered (or, in the case of commissions, orders booked) during the fiscal year for which information is provided.

(2) Represents commissions earned by Mr. Russo for fiscal 1999, 1998 and 1997.

(3) Amounts in this column reflect premiums paid for group term life insurance, Synopsys 401(k) contributions and, in the case of Mr. Russo only, car allowances.

(4) Includes options to purchase 75,000 shares which were granted in fiscal 1996 and 1997 and canceled and regranted in fiscal 1997 in connection with an option repricing.

(5) Includes options to purchase 36,500 shares which were granted in fiscal 1996 and 1997 and canceled and regranted in fiscal 1997 in connection with an option repricing.

(6) Dr. Lattin resigned from his position as Executive Vice President of the Company on October 4, 1999.

(7) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999.

(8) Includes options to purchase 12,000 shares which were granted in fiscal 1997 in connection with an option repricing.

  Stock Option Grants

     The following table sets forth further information regarding individual grants of options for Synopsys' Common Stock during fiscal 1999 for each of the Named Executive Officers. All grants for each of the Named Executive Officers were made pursuant to Synopsys' 1992 Stock Option Plan (the "1992 Plan"). In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Synopsys Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted to such officers during fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE VALUE
                                                    PERCENT OF                                 AT ASSUMED ANNUAL RATES OF
                                 NUMBER OF             TOTAL                                  STOCK PRICE APPRECIATION FOR
                                 SECURITIES       OPTIONS GRANTED   EXERCISE OR                      OPTION TERM($)
                                 UNDERLYING        TO EMPLOYEES     BASE PRICE   EXPIRATION   -----------------------------
           NAME              OPTIONS GRANTED(1)   FISCAL 1999(2)     ($/SHARE)      DATE           5%              10%
           ----              ------------------   ---------------   -----------  ----------   ------------    -------------
Aart J. de Geus............       254,700              5.19         42.50-56.75  10/29/08-     8,090,761       20,503,576
                                                                                 7/28/09
Chi-Foon Chan..............       199,200              4.06         42.50-56.75  10/29/08-     6,325,076       16,028,985
                                                                                 7/28/09
Raul Camposano.............        53,000              1.08         42.50-56.75  10/29/08-     1,682,953        4,264,935
                                                                                 7/28/09
William W. Lattin(3).......        37,900               .77         42.50-56.75  10/29/08-     1,203,453        3,049,786
                                                                                 7/28/09
Robert Russo(4)............        37,200               .76         42.50-56.75  10/29/08-     1,180,459        2,991,514
                                                                                 7/28/09

---------------
(1) Sum of all option grants made during fiscal year to such person. Options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.

(2) Based on aggregate options to acquire 4,905,852 shares of Synopsys Common Stock granted in fiscal 1999.

(3) Dr. Lattin resigned from his position as Executive Vice President of the Company on October 4, 1999.

(4) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999. At the time of Mr. Russo's resignation, options to purchase 5,919 shares granted during fiscal 1999 were vested and exercisable; options to purchase the remaining 31,281 shares were unvested and were terminated following his resignation.

  Option Exercises and Year-End Values

     The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during fiscal 1999 and the year-end value of unexercised options.

     No stock appreciation rights were exercised during such fiscal year by the Named Executive Officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                        NUMBER OF UNEXERCISED           VALUE OF IN-THE-MONEY
                           SHARES         VALUE           OPTIONS AT FY-END            OPTIONS AT FY-END($)(2)
                          ACQUIRED      REALIZED     ----------------------------    ----------------------------
         NAME            ON EXERCISE     ($)(1)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----            -----------    ---------    -----------    -------------    -----------    -------------
Aart J. de Geus........      5,000        208,281      386,653         419,047        8,629,741       4,949,149
Chi-Foon Chan..........    114,500      4,078,681      127,347         334,853        2,378,837       4,318,889
Raul Camposano.........     77,531      1,683,618       20,279         143,315          337,879       2,292,253
William W. Lattin(3)...     94,026      2,976,853       52,743          87,579          910,483       1,209,443
Robert Russo(4)........     55,000      1,460,646       24,058          92,407          437,574       1,413,532

---------------
(1) Market value at exercise less exercise price.

(2) Market value of underlying securities at October 1, 1999 ($56.4063) minus the exercise price.

(3) Dr. Lattin resigned from his position as Executive Vice President of the Company on October 4, 1999.

(4) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

     Synopsys has entered into Employment Agreements, effective October 1, 1997, with its Chief Executive Officer, President and Chief Financial Officer. Each Employment Agreement provides that if the executive is terminated involuntarily other than for cause within 24 months of a change of control, (a) the executive will be paid an amount equal to two times the sum of the executive's annual base pay plus target cash incentive, plus the cash value of the executive's health benefits for the next 18 months and (b) all stock options held by the executive will immediately vest in full. If the executive is terminated involuntarily other than for cause in any other situation, the executive will receive a cash payment equal to the sum of the executive's annual base pay for one year plus target cash incentive for such year, plus the cash value of the executive's health benefits for twelve months. The terms "involuntary termination," "cause" and "change of control" are defined in each Employment Agreement.

REPORT OF THE COMPENSATION COMMITTEE

     The following is the report of the Compensation Committee of the Board of Directors describing the compensation policies, and the rationale therefor, with respect to the compensation paid to the Company's executive officers for fiscal 1999.

Executive Compensation

  Purpose of the Compensation Committee


     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures. The Committee reviews and approves all executive target compensation (base and bonus) and the plan by which bonus in excess of target may be paid to executive officers. In the case of the Company's principal sales executive, the Chief Executive Officer, President and certain other members of senior management formulate an individual bonus plan based primarily upon accepted orders for the Company's products and services and revenues.


  Committee Structure

     During fiscal 1999 the Committee was made up of three independent, non-employee members of the Board of Directors: Andy Bryant, Deborah Coleman and Steven C. Walske. Ms. Coleman and Mr. Walske served as members of the Committee for the full year, while Mr. Bryant was appointed to the Committee in April 1999. The Committee met during the fourth quarter of fiscal year 1998 to set executive officer compensation plans for the ensuing fiscal year.

  Objectives of the Compensation Plan

     The objectives of the compensation program as established by the Committee are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

  Elements of Compensation

     Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;
(2) variable or bonus compensation payable based on the achievement of financial performance goals and individual performance; and (3) long-term stock-based incentive compensation, which rewards Company growth and increased stockholder value.

     Base Compensation. The base compensation for each executive officer is determined based on consideration of the following factors: (1) salary levels for comparable positions in software and related companies similar in size and business that compete with Synopsys in the recruitment and retention of senior personnel; (2) each executive's past performance relative to corporate, business group (if applicable) and individual objectives; (3) each executive's responsibility level and objectives for the subsequent year; and (4) compensation relative to other executives in the Company.

     Information regarding competitive salary ranges for fiscal 1999 was obtained from an independent compensation survey firm. Some of the companies the Committee surveyed as part of the peer group for comparative compensation purposes are included in the S&P Technology Sector Index, which the Company has selected as the industry index for purposes of the stock price performance graph that appears later in this Proxy Statement. However, the S&P Technology Sector Index also includes a significant number of companies that are of greater size than the Company, participate in different industries than the Company or are located in different regions from the Company, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting companies for compensation comparison purposes, the Committee selected companies that actually compete with the Company in seeking executive talent.

Consequently, some companies included in the compensation comparison survey are not necessarily included in the S&P Technology Sector Index.

     The Company believes that the total cash compensation for the executive officers of the Company for fiscal 1999 was competitive with the total cash compensation for executive officers at companies with which the Company competes for executives.


     Variable Compensation. The Company's fiscal 1999 bonus plan approved by the Committee set forth (1) the size of the aggregate bonus pool for all non-commissionable employees and executive officers and (2) the amount of incentive bonus compensation payable to individual executive officers (other than the Company's principal sales executive) based on the achievement of specific performance targets relating to accepted orders, revenue and operating margin for the Company as a whole (and, for officers in business units, contribution margin). An executive officer's bonus compensation may be increased based upon a qualitative assessment of his or her performance by the Chairman of the Board/Chief Executive Officer and President/ Chief Operating Officer, in consultation with the Board of Directors. The bonuses payable to all such executive officers, together with bonuses payable to all other non-commissionable employees as a group, may not exceed the total bonus pool approved by the Committee. For fiscal 1999, a bonus formula was established such that achievement of planned levels of accepted orders, revenue, operating margin and, where applicable, contribution margin would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. In addition, bonuses were subject to upward or downward adjustment based upon the earnings and revenue growth of the Company during fiscal 1999 compared to other electronic design automation companies. For fiscal 1999, accepted orders, revenue and operating margin all were above the established targets, and contribution margin varied by business unit. Bonus compensation (except for the qualitative component) was determined according to the compensation formula and, except for the business unit component for certain business units, was above the target amount. In addition, bonuses were adjusted upward as a result of the Company's earnings and revenue growth during fiscal 1999 as compared to other electronic design automation companies. Bonus compensation paid to the Company's principal sales executive in fiscal 1999 was determined under his individual bonus plan and was adjusted upward as a result of increased orders for the Company's products and services and revenue during fiscal 1999. Total bonus compensation for the Named Executive Officers is shown in the Summary Compensation Table on page 8. The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.



     The Company's incentive bonus compensation structure for executive officers was reviewed for fiscal 2000 and includes specific corporate performance targets relating to accepted orders, revenue, operating margin and individual performance, as well as providing for upward or downward adjustments based upon earnings and revenue growth of the Company during fiscal 2000 compared to other electronic design automation companies. Bonus compensation for the Company's principal sales executive will be determined under the individual bonus plan adopted for such officer.


     Long-Term Incentive Compensation. Long-term compensation provided to the Company's executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the 1992 Plan according to guidelines that take into account the executive's responsibility level, comparison with comparable awards to individuals in similar positions in the industry, the Company's long-term objectives for maintaining and expanding technological leadership through product development and growth, expected Company performance, the executive's performance and contribution during the last fiscal year and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at the fair market value in effect on the date of grant.

     The options vest in a series of installments over a four-year period, contingent upon the executive's continued employment with the Company. Accordingly, the option will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies.

     The Committee evaluated the performance of the executive officers against the strategic objectives for fiscal 1999 set by the Board and concluded that such performance warrants the level of long-term compensation awarded them as set forth in the Summary Compensation Table on page 8. The Committee typically reexamines long-term compensation levels each year.

Chairman of the Board/Chief Executive Officer's Compensation

     Compensation for the Chairman/CEO is determined by a process similar to that discussed above for executive officers. Dr. de Geus' base compensation for fiscal 1999 was established by the Committee in July 1998. Dr. de Geus' base compensation is competitive with base compensation levels for chief executive officers of the companies with which the Company competes for executives.


     As was the case with the other executive officers, Dr. de Geus' bonus was calculated under a formula based on accepted orders, revenue and operating margin, and adjusted based on the Company's earnings and revenue growth compared to other electronic design automation companies. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Dr. de Geus was also eligible for an increased bonus based on a qualitative assessment of his performance by the Board of Directors. For fiscal 1999, accepted orders, revenue and operating margin all were above the established target. In addition, Dr. de Geus' bonus was adjusted upward as a result of the Company's earnings and revenue growth during fiscal 1999 compared to other electronic design automation companies. Dr. de Geus' bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year and is shown in the Summary Compensation Table on page 8. In determining the amount of long-term compensation to grant to Dr. de Geus the Committee considered the same factors used to determine grants for other executive officers set forth above.


     The Committee believes that the overall level of compensation is a fair reflection of Dr. de Geus' performance for the year.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code (the "Code") places a $1 million limit on the tax deductibility of cash compensation paid to the five most highly compensated executive officers of the Company. The Company expects that a portion of the cash compensation paid to three executive officers in fiscal 1999 will not qualify for a tax deduction as a result of Section 162(m); the aggregate amount of such nondeductible compensation is not material to the Company. Under the 1992 Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

        COMPENSATION COMMITTEE
        Andy D. Bryant
        Deborah A. Coleman
        Steven C. Walske

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None of the members of the Compensation Committee was at any time during fiscal 1999, or at any other time, an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Andy D. Bryant, a director of the Company, also serves as Senior Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, a customer of the Company. The Company's sales of products and services to Intel during fiscal 1999 accounted for more than 5% of the Company's consolidated gross revenues during such fiscal year.


PERFORMANCE GRAPH


     The following graph compares the cumulative total return to stockholders of the Company's Common Stock from September 30, 1994 through September 30, 1999 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Technology Sector Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other indices, and reinvestment of all dividends). This section shall not constitute "soliciting material" nor shall it be deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG SYNOPSYS, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

                                                                                                             S&P TECHNOLOGY
                                                     SYNOPSYS, INC.                  S&P 500                     SECTOR
                                                     --------------                  -------                 --------------
9/94                                                       100                         100                         100
9/95                                                       136                         126                         156
9/96                                                       204                         149                         191
9/97                                                       188                         205                         309
9/98                                                       147                         220                         348
9/99                                                       248                         277                         607

---------------
* $100 INVESTED ON 9/30/94 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                   PROPOSAL TWO -- AMENDMENT TO THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors is requesting stockholder approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 200,000,000 to 400,000,000 (and a concomitant increase in the total number of shares authorized for issuance from 202,000,000 to 402,000,000).

     As a result of the share issuances resulting from corporate acquisitions, exercises of options by employees and purchases from the Company's employee stock purchase plans, 70,243,885 of the Company's 200,000,000 authorized shares of Common Stock were issued and outstanding as of the record date, January 5, 2000. An additional 12,181,329 shares of Common Stock were reserved for issuance upon exercise of outstanding vested and unvested stock options as of January 5, 2000. The Board of Directors considers it advisable to have additional shares available for issuance under the Company's employee benefit plans, for possible future stock dividends or stock splits and for other corporate purposes.

     If this amendment is adopted, the additional shares of Common Stock may be issued by direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless, in any specific instances, such approval is expressly required by regulatory agencies or otherwise. Approval of the amendment could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company to persons who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its stockholders. Such an issuance could diminish the voting power of existing stockholders who favor a change in control, and the ability to issue the shares could discourage an attempt to acquire control of the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment is not prompted by any specific effort or takeover threat currently perceived by management. In addition, the issuance of additional shares of Common Stock would dilute the existing stockholders' equity interest in the Company. The Company has no present plans which would result in the issuance of a material number of new shares of Common Stock, except through the Company's employee benefit plans.

     Stockholders of the Company have no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company.

     The affirmative vote of a majority of the shares of Common Stock entitled to vote on this proposal at the Annual Meeting is required for approval of the amendment.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                       PROPOSAL THREE -- AMENDMENT TO THE
                         EMPLOYEE STOCK PURCHASE PLANS

PROPOSED AMENDMENT

     At the Annual Meeting, the Company's stockholders will be asked to approve an increase in the total number of shares authorized under the Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the "Plans") by 1,200,000 shares.

EXPLANATION

     The Plans permit employees of the Company and its subsidiaries to purchase the Company's Common Stock at a discounted price. The Plans are designed to encourage and assist a broad spectrum of employees of the Company and its subsidiaries to acquire an equity interest in the Company through the purchase of Common Stock. The Plans also are intended to provide to United States employees participating in the Plans the tax benefits available under Section 421 of the Code. As of October 29, 1999, the last purchase date under the Plans, approximately 2,146 of approximately 2,987 eligible employees were participants in the Plans.

     Management believes that maintaining a competitive employee stock purchase program is an important element in recruiting and retaining employees. The Plans are designed to more closely align the interests of employees and shareholders by encouraging employees to invest in the Company's securities, and to help employees share in the Company's success. Employee stock purchase plan gains have become an important part of overall compensation of employees.

     The Company is requesting authorization of additional shares under the Plans in order to preserve the current benefits of the Plans for employees and favorable accounting treatment for the Company. The Plans currently provide for enrollment periods of 24 months as described under "Description of Plans." Under current accounting rules, if (i) at the start of an enrollment period, the shares reserved for issuance under an employee stock purchase plan are insufficient to cover all shares issuable throughout that period, (ii) any shares sold during an enrollment period are authorized after the commencement of the enrollment period and (iii) on the authorization date the fair market value ("FMV") of the Common Stock is higher than the FMV at the beginning of the enrollment period, then the Company would be required to record a charge to earnings, which could be significant, for each subsequent quarter when the FMV on each semi-annual purchase date during the 24 month enrollment period was above the FMV on the enrollment date, to reflect the perceived compensatory element of the difference in FMV.


     The Company estimates, based on certain assumptions it considers reasonable, that enough shares are available under the Plans to cover purchases under the Plans by all current participants in all current 24-month enrollment periods. However, the Company believes that, under certain circumstances, it will need additional shares to cover purchases under the Plans by participants who may enroll in enrollment periods commencing between the Annual Meeting and the expected date of the 2001 Annual Meeting. Consequently, the Board of Directors has adopted, subject to stockholder approval, an amendment to the Plans to increase the aggregate number of shares issuable under the Plans by 1,200,000 shares in order to avoid any potential charge to earnings caused by a share shortfall discussed above. The Company believes that the assumptions it has used in estimating the need for additional shares are reasonable. Some of these assumptions, however, are based on factors that cannot be precisely predicted, including the future number of the Company's employees, the future price of the Company's Common Stock, the Company's overall salary levels and the participation rate in the Plans.


     Approval of the amendment to the Plans requires the affirmative vote of a majority of the votes cast at a duly held stockholders' meeting at which there is a quorum.

RECOMMENDATION

     As stated above, the Board of Directors believes that the proposed amendment to the Plans is important for employee retention and in the best interests of the Company and of its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN SHARES ISSUABLE UNDER THE PLANS.

                              DESCRIPTION OF PLANS

     The following is a summary of the principal features of the Plans. The summary, however, does not purport to be a complete description of all of the provisions of the Plans. Any stockholder who wishes to obtain a copy of the actual plan documents may do so by written request to the Company's Secretary at the Company's executive offices.

     All regular employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company or a participating subsidiary, are eligible to participate in the Plans as of the first enrollment date following employment. Participants may elect to make contributions up to a maximum of 10% of base earnings. On the last trading date of each semi-annual purchase period, the Company applies the funds then in each participant's account to the purchase of shares. The purchase dates are the last trading day of February and August. The cost of each share purchased is 85% of the lower of the closing prices for the Company's Common Stock on (i) the first trading day in the enrollment period in which the purchase is made and
(ii) the purchase date. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1999 was $66.75 per share. The length of each enrollment period may not exceed 24 months. A new six month offering period within each 24-month enrollment period commences each March 1 and September 1. Enrollment dates are the first business day of March and September, except that the enrollment dates for enrollment periods commencing before March 1, 2000 were the first business days of May and November. Under the Plans, the maximum amount of payroll deductions by a participant during any semi-annual purchase period is $7,500, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first business day in an enrollment period) in any calendar year. No single participant may acquire more than 2,000 shares, and all participants may not acquire more than 500,000 shares in the aggregate, on any semi-annual purchase date.

     The Plans are administered by the Compensation Committee, but routine matters are delegated to management. The Board of Directors may amend or terminate the Plans at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Plans in the event of a reorganization, recapitalization, stock split, or other similar event. Amendments that would increase the number of shares reserved for purchase or that may be purchased by participants during any semi-annual purchase period, alter the purchase price formula to reduce the purchase price for shares under the Plans, materially increase the benefits to participants or materially modify the requirements for participation under the Plans also require stockholder approval. Shares available under the Plans may be either outstanding shares repurchased by the Company or newly issued shares.

FEDERAL INCOME TAX CONSEQUENCES

     In general, participants who are citizens or residents of the United States ("U.S. Participants") will not have taxable income or loss under the Plans until they sell or otherwise dispose of shares acquired under the Plans (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both (i) two years after the beginning of the enrollment period during which the shares were purchased, and (ii) one year following purchase, a U.S. Participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of within either of the foregoing holding periods (a "disqualifying disposition"), a U.S. Participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the U.S. Participant will have taxable capital gain (or loss) measured by the difference between the sale price and the U.S. Participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held, as of the date of sale, for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to a U.S. Participant in a disqualifying disposition.

     Special rules may apply to U.S. Participants who are directors or officers. The consequences to non-U.S. Participants are governed by foreign laws, which typically do not offer the same tax advantages as United States law.

PLAN BENEFITS TABLE

     The following table shows the "Dollar Value" and number of shares purchased under the Plans by each of the Named Executive Officers and the groups listed below during fiscal 1999. The "Dollar Value" is the difference between the fair market value of the stock at the date of purchase and the participant's purchase price for the stock.

                                 PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN
                 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN(1)

                                                                 NUMBER OF         DOLLAR
                            NAME                              SHARES PURCHASED    VALUE($)
                            ----                              ----------------    ---------
Aart J. de Geus.............................................          504             8,311
Chief Executive Officer and Chairman of the Board
Chi-Foon Chan...............................................          504             8,311
  President and Chief Operating Officer
Raul Camposano..............................................          479             7,922
  Senior Vice President, Design Tools Group and Chief
     Technical Officer
William W. Lattin(2)........................................          504             8,311
Robert Russo(3).............................................          504             8,311
Executive Officers as a group (11 persons)..................        4,965            73,076
Non-employee directors as a group...........................           --(4)             --
Non-executive officer employees as a group..................      455,473(5)      6,623,498

---------------
(1) Future benefits or amounts received cannot be calculated as they are dependent on each individual's decision as to the amount of salary to be deducted for stock purchases and the stock price in effect at the time of purchase.

(2) Dr. Lattin resigned from his position as Executive Vice President of the Company on October 4, 1999.

(3) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999.

(4) Non-employee directors are not eligible to participate in the Plans.

(5) Represents all employees other than the executive officers of the Company.

                           PROPOSAL FOUR -- AMENDMENT
                         TO THE 1992 STOCK OPTION PLAN
                      TO INCREASE INDIVIDUAL OPTION LIMIT

PROPOSED AMENDMENT

     At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Company's 1992 Stock Option Plan (the "1992 Plan") to change the limit on the number of options and/or stock appreciation rights that may be granted to any one individual from 1,000,000 during the term of the 1992 Plan to 750,000 annually, except in the case of an individual's initial employment with the Company, in which case such individual may be granted an additional 250,000 options and/or appreciation rights (the "Share Limit Amendment").

EXPLANATION

     The Company's success depends in large part on its ability to attract, retain, and motivate its executive officers and other key personnel. Stock options are a significant element of compensation for such persons, as they are for executives in the software industry generally. Options benefit the Company in a number of ways, including by tying compensation to the Company's performance, conserving cash and reducing fixed costs. In addition, the exercise of options increases the Company's capital and the Company is entitled to a tax deduction upon the exercise of nonstatutory options or the disqualifying disposition of incentive stock options.

     The purpose of the 1992 Plan is to attract and retain the best available executive officers and other key personnel. Competition for such persons is intense and the Company believes an attractive option package is a material inducement to attract and retain such persons.

     The 1992 Plan currently limits to 1,000,000 the number of options and/or stock appreciation rights that may be granted to any person during the life of the 1992 Plan. This limit, adopted in October 1994 in response to a change in federal tax laws, was implemented in order to preserve the Company's ability to obtain a federal income tax deduction for compensation granted to its top five most highly compensated executive officers. However, because the limit is based on the total number of options granted to one person during the life of the 1992 Plan, the limitation may prevent the Company from granting additional options under the 1992 Plan to officers who have been with the Company for long periods of time, including the Chairman/Chief Executive Officer and President/Chief Operating Officer. This could harm the Company's ability to retain such personnel and attract new key officers.

     Based on a review of the option plans in effect at the companies with whom the Company competes for executive talent and a sample of other technology companies similar in size to the Company, the Board of Directors has concluded an annual share limit, rather than one for the life of the 1992 Plan, would allow the Company to comply with the rules for tax deductibility of executive compensation while giving it more flexibility to grant stock options as needed in order to attract and retain key executives. The Board of Directors believes the proposed option and stock appreciation right limit is within the range of limits competitors and other technology companies have implemented in their option plans, and that the Company's proposed option limit should prevent the Company from being disadvantaged in its efforts to attract and retain executives. Consequently, the Board of Directors has adopted, subject to stockholder approval, the Share Limit Amendment.

     Approval of the Share Limit Amendment requires the affirmative vote of a majority of the votes cast at a duly held stockholders' meeting at which there is a quorum.

RECOMMENDATION

     As stated above, the Board of Directors believes that the proposed amendment is important to attract and retain key executives of the Company. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE LIMIT AMENDMENT.

                            DESCRIPTION OF 1992 PLAN

GENERAL

     The purpose of the 1992 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the officers, key employees and consultants of the Company and to promote the success of the Company's business. Options granted under the 1992 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options. The 1992 Plan also permits the grant of stock appreciation rights.


NUMBER OF SHARES ISSUABLE UNDER PLAN


     The total number of shares of the Company's Common Stock issuable over the term of the 1992 Plan may not exceed 17,767,142 shares, of which as of December 31, 1999, options in respect of 3,700,271 shares were available for issuance. The Board has approved, subject to stockholder approval at the Annual Meeting, an increase in the number of shares reserved for issuance under the 1992 Plan by 1,000,000 shares per year on the dates of the 2000, 2001 and 2002 Annual Meetings of Stockholders. See "PROPOSAL FIVE-AMENDMENT TO THE 1992 STOCK OPTION PLAN TO INCREASE NUMBER OF AUTHORIZED SHARES AND EXTEND TERM." In no event may the maximum number of shares which may be issued pursuant to incentive options granted under the 1992 Plan on or after October 2, 1994 exceed 16,000,000 shares, subject to adjustment for changes in capitalization, as set forth below. If an option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option repricing, the unpurchased shares which were subject thereto shall become available for future grant or sale under the 1992 Plan. Shares that have actually been issued under the 1992 Plan shall not be returned to the 1992 Plan and shall not become available for future distribution under the 1992 Plan.

ADMINISTRATION

     The 1992 Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator"). The Plan is currently administered by the Compensation Committee of the Board. The Administrator may make any determinations deemed necessary or advisable for the 1992 Plan.

ELIGIBILITY

     Nonstatutory stock options may be granted under the 1992 Plan to officers, key employees, consultants and other independent advisors of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. Non-employee directors are not eligible to receive options under the 1992 Plan. The Administrator, in its discretion, selects the persons to whom options may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

LIMITATIONS

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the 1992 Plan, as proposed to be amended, provides that no individual may be granted, in any fiscal year of the Company, options and/or stock appreciation rights to purchase more than 750,000 shares of Common Stock, except in the case of an individual's initial employment with the Company, in which case the individual may be granted options and/or stock appreciation rights to purchase an additional 250,000 shares.

TERMS AND CONDITIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally the closing sale price for the Common Stock on the date of grant.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable. The 1992 Plan permits payment of the exercise price of options to be made by cash, check, other shares of Common Stock of the Company (with some restrictions), cashless exercise, or any combination thereof.

          (c) Term of Option. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.


          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then all options held by the optionee under the 1992 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The 1992 Plan and the option agreement may provide for a longer period of time for the option to be exercised after the optionee's death or disability than for other terminations. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise his or her option, but only to the extent the option is exercisable at the time of such termination. However, should an optionee be terminated for misconduct including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or an optionee makes an unauthorized use or disclosure of confidential information or trade secrets of the Company, then in any such event all outstanding options held by such optionee shall terminate immediately and cease to be exercisable.

          The Company has discretion to permit options to be exercised, during the limited period of exercisability following termination, for shares that were not vested at the time of termination.

          (e) Non-transferability of Options. Unless otherwise determined by the Administrator, options granted under the 1992 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1992 Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1992 Plan, the number and class of shares of stock subject to any option outstanding under the 1992 Plan, and the exercise price of any such outstanding option.

     Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

STOCK APPRECIATION RIGHTS

     The Administrator may in its discretion implement a stock appreciation rights program by which one or more optionees may be granted the right to surrender their options to the Company in exchange for a payment in cash, stock or both, for the difference between the fair market value of the vested shares under such option at the time of surrender less the aggregate exercise price for such shares. The Company currently has no outstanding stock appreciation rights.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may amend the 1992 Plan or any part thereof in its discretion. However, the Company shall obtain stockholder approval for any amendment to the Plan that would materially increase the maximum number of shares under the 1992 Plan or materially modify the eligibility requirements for participation in the 1992 Plan. No such action by the Board may alter or impair the rights of any optionee without the consent of the optionee. Unless terminated earlier, the 1992 Plan shall terminate in January 2002 with respect to future grants. The Board has approved an amendment extending the term of the 1992 Plan from January 2002 until January 2007, subject to stockholder approval at the Annual Meeting. See "PROPOSAL FIVE-AMENDMENT TO THE 1992 STOCK OPTION PLAN TO INCREASE NUMBER OF AUTHORIZED SHARES AND EXTEND TERM."

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options

     An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options

     An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE 1992 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PLAN BENEFITS TABLE

     The table below shows, as to each of the Named Executive Officers and the various indicated groups, the number of options to purchase Common Stock of the Company granted under the 1992 Plan during fiscal 1999, together with the weighted average exercise price payable per share.

                                 PLAN BENEFITS
                             1992 STOCK OPTION PLAN

                                                                 NUMBER OF       WEIGHTED AVERAGE
                            NAME                              OPTIONS GRANTED   EXERCISE PRICE($)
                            ----                              ---------------   ------------------
Aart J. de Geus.............................................      254,700            50.5106
  Chief Executive Officer and Chairman of the Board
Chi-Foon Chan...............................................      199,200            50.4892
  President and Chief Operating Officer
Raul Camposano..............................................       53,000            50.4915
  Senior Vice President, Design Tools Group and Chief
  Technical Officer
William W. Lattin(1)........................................       37,900            50.4908
Robert Russo(2).............................................       37,200            50.4580
Executive Officers as a group (11 persons)..................      642,300            50.4942
Non-employee directors as a group...........................           --(3)              --
Non-executive officer employees as a group..................      348,900(4)         49.7203

---------------
(1) Dr. Lattin resigned from his position as Executive Vice President of the Company on October 4, 1999.

(2) Mr. Russo resigned from his position as Senior Vice President, Worldwide Sales and Services of the Company on November 1, 1999.

(3) Non-employee directors are not eligible to participate in the 1992 Stock Option Plan.

(4) Represents all employees other than the executive officers of the Company.

            PROPOSAL FIVE -- AMENDMENT TO THE 1992 STOCK OPTION PLAN TO INCREASE NUMBER OF AUTHORIZED SHARES AND EXTEND TERM

     At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the 1992 Plan to (i) increase the number of shares authorized for issuance under the 1992 Plan by 1,000,000 shares per year on the dates of the 2000, 2001 and 2002 Annual Meetings of Stockholders and (ii) extend the term of the 1992 Plan from January 2002 until January 2007 (the "Share Increase and Term Amendment").

EXPLANATION

     As noted above, the Company's success depends in large part on its ability to attract, retain, and motivate its executive officers and other key personnel. Stock options are a significant element of compensation for such persons, as they are for executives in the software industry generally. Options benefit the Company in a number of ways, including by tying compensation to the Company's performance, conserving cash and reducing fixed costs. In addition, the exercise of options increases the Company's capital and the Company is entitled to a tax deduction upon the exercise of nonstatutory options or the disqualifying disposition of incentive stock options.

     The purpose of the 1992 Plan is to attract and retain the best available executive officers and other key personnel. Competition for such persons is intense and the Company believes an attractive option package is a material inducement to attract and retain such persons. Since adoption of the 1998 Nonstatutory Stock Option Plan in January 1998, the Company's practice has been to use the 1992 Plan to grant options primarily to executive officers; the Company expects to continue this practice in the future. The Company typically grants options to the rest of its employees under the 1998 Nonstatutory Stock Option Plan.

     In March 1996, the Company's stockholders approved increases in the number of shares authorized for issuance under the 1992 Plan on the first day of each of fiscal 1997, 1998 and 1999, in each case in an amount equal to 5% of the number of shares of Common Stock and Common Stock equivalents outstanding on the first day of such fiscal years. The last of these increases took place on October 1, 1998. As of December 31, 1999, options to purchase an aggregate of 6,674,949 shares were outstanding under the 1992 Plan and options to purchase 7,391,922 shares had been exercised under the 1992 Plan. There were 3,700,271 shares available for future grants under the 1992 Plan, including the last 5% automatic increase effective October 1, 1998.

     In December 1999, the Board approved the Share Increase and Term Amendment, with the goals of continuing to enable the Company to continue to attract and retain high quality employees in a highly competitive market and of more closely aligning the interests of employees and other service providers with those of the Company's stockholders.

     In addition, the 1992 Plan will terminate as to future grants in January 2002. In order to permit the proposed increases under the 1992 Plan through 2002 as proposed, and to permit such additional shares to be granted, the Share Increase and Term Amendment also extends the term of the 1992 Plan until January 2007.

     Approval of the Share Increase and Term Amendment requires the affirmative vote of a majority of the votes cast at a duly held stockholders' meeting at which there is a quorum.

RECOMMENDATION


     The Board of Directors believes that the Share Increase and Term Amendment is in the best interests of the Company, its stockholders and its employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE INCREASE AND TERM AMENDMENT.


                          DESCRIPTION OF THE 1992 PLAN

     The 1992 Plan is summarized above in "PROPOSAL FOUR -- AMENDMENT TO THE 1992 STOCK OPTION PLAN TO INCREASE INDIVIDUAL OPTION LIMIT -- DESCRIPTION OF 1992 PLAN."

                  PROPOSAL SIX -- RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG LLP, independent auditors, to audit the financial statements of the Company for fiscal 2000. KPMG LLP has audited the Company's consolidated financial statements since fiscal 1992.

     A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2000.

                             ADDITIONAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors, officers and greater than ten percent beneficial owners of its stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Directors, officers and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of the Forms 3, 4 and 5 received by the Company and/or written representations from certain reporting persons that no Form 5 reports were required for such persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners of its stock during the fiscal year ended September 30, 1999 have complied with all filing requirements applicable to such persons, except: (a) due to a clerical error on the part of the Company, a Form 5 relating to the grant of an option to Andy D. Bryant, a director, was filed late and (b) Robert Russo, former Senior Vice President, Worldwide Sales and Services of the Company, filed a Form 5, reporting a purchase of shares late.

CORPORATE ANNUAL SUMMARY AND ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Corporate Annual Summary and Annual Report on Form 10-K for fiscal 1999 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Corporate Annual Summary is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

     Stockholders of the Company that intend to present one or more proposals at the Company's 2001 Annual Meeting of Stockholders, including nominations to the Board of Directors of persons other than those nominated by the Board, must notify the Company no later than September 28, 2000 in order that they may be timely under the Company's Bylaws and may be included in the proxy statement and proxy relating to that meeting; provided that in the event the date of the Company's 2001 Annual Meeting of Stockholders is changed by more than 30 days, such notice must be delivered to the Company a reasonable time before the solicitation is made. A stockholder's notice to the Company must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the matter and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder, as they appear on the Company's books, (iii) the number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in the proposal and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act. Nominations of persons to the Board of Directors must include, with respect to each nomination and the nominating stockholder, (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the 1934 Act.


     Notwithstanding the foregoing, the stockholder must also provide notice as required by the 1934 Act and the applicable regulations thereunder. The chairman of the Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.


                                          THE BOARD OF DIRECTORS
Dated: January 26, 2000

                                      Proxy

                                 Synopsys, Inc.

                  Annual Meeting of Stockholders, March 3, 2000

  This proxy is solicited on behalf of the board of directors of Synopsys, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held March 3, 2000 and the Proxy Statement and appoints Aart J. De Geus and Chi-Foon Chan, and each of them individually, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Synopsys, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 700 East Middlefield Road, Mountain View, California on Friday, March 3, 2000 at 4:00 p.m., and at any adjournment or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by the proxy shall be voted in the manner as set forth on the reverse side.

--------------                                                     ------------
 see reverse        continued and to be signed on reverse side      see reverse
    side                                                               side
--------------                                                     ------------



[x]     Please mark votes as in this example.

        The Board of Directors recommends a vote for each of the directors listed below and a vote for the other proposals. This proxy, when properly executed, will be voted as specified below. This proxy will be voted for the election of the directors listed below and for the other proposals if no specification is made.

1. To elect nine directors to serve for the ensuing year or until their successors are elected.

        Nominees: Aart J. De Geus, Andy D. Bryant, Chi-Foon Chan, Deborah A. Coleman, Harvey C. Jones, Jr., William W. Lattin, A. Richard Newton, Sasson Somekh, Steven C. Walske

                       For                                 Withheld
                       All         [ ]        [ ]          From All
                    Nominees                               Nominees

        [ ]                                                Mark here
                                                           for address   [ ]
            --------------------------------------         change and
            for all nominees except as noted above         note below


2.      To approve an amendment to the Company's           For Against Abstain
        Amended and Restated Certificate of                [ ]   [ ]     [ ]
        Incorporation to increase the number of
        shares of Common Stock that the Company is authorized to issue from 200,000,000 to 400,000,000.

3.      To approve an amendment to the Company's           For Against Abstain
        Employee Stock Purchase Plan and                   [ ]   [ ]     [ ]
        International Employee Stock Purchase Plan to increase the number of shares of Common
        Stock reserved for issuance thereunder by 1,200,000 shares.

4.      To approve an amendment to the Company's           For Against Abstain
        1992 Stock Option Plan (the "1992 Plan")           [ ]   [ ]     [ ]
        to change the limit on the number of
        options and/or stock appreciation rights that may be granted to any one individual from 1,000,000 during the term of the 1992 plan to 750,000 annually, except in the case of an individual's initial employment with the Company, in which case the individual may be granted an additional
        250,000 options and/or stock appreciation rights.

5.      To approve an amendment to the 1992 Plan           For Against Abstain
        to (i) increase the number of shares of            [ ]   [ ]     [ ]
        Common Stock authorized for issuance
        thereunder by 1,000,000 shares per year on the dates of the 2000, 2001 and 2002 annual meetings of stockholders and (ii) extend the term of the 1992 plan from January 2002 until January 2007.

6.      To ratify the appointment of KPMG LLP as           For Against Abstain
        independent auditors of the Company for            [ ]   [ ]     [ ]
        fiscal 2000.

7. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Please sign exactly as name appears at left. when shares are held by joint tenants both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature:              Date:             Signature:            Date:
          ------------       -----------            ------------     -----------